EXHIBIT 10.6

AGREEMENT AND RELEASE

This Agreement and Release (this “Agreement”) has been executed by the subscriber set forth in the signature page attached hereto (the “Subscriber”) and David Mathewson, an individual residing at 1265 Mesa Drive, Fernley, NV 89408 (“Mathewson”).

WHEREAS, the Subscriber previously subscribed for and purchased securities (the “Gold Run Subscription”) of Gold Run Inc., a Delaware corporation (“Gold Run”);

WHEREAS, Mathewson was the President, Chief Geologist and Director of Gold Run;

WHEREAS, Mathewson is the President and sole Director of Nevada Gold Enterprises, Inc., a Nevada corporation (“Nevada Gold”);

WHEREAS, the Subscriber has entered into a Subscription Agreement (the “Pubco Subscription”) with Nevada Gold Holdings, Inc. (f/k/a Nano Holdings International, Inc.), a Delaware corporation (“Pubco”), in connection with the private placement offering (the “Offering”) of a minimum of 1,000,000 shares and a maximum of 1,600,000 shares (after giving effect to the Stock Split described below) of common stock, par value $0.001 par value (“Pubco Stock”), of Pubco at a purchase price of $0.25 per share;

WHEREAS, subsequent to the closing of the Offering, the Company intends to promptly effect an approximately 30.3:1 forward split of its common stock in the form of a stock dividend (the “Stock Split”); all share and per share numbers in this Agreement assume effectuation of the Stock Split and as such represent post-split numbers; and

WHEREAS, Pubco proposes to enter into a reverse triangular merger with Nevada Gold and a newly formed acquisition subsidiary of Pubco, pursuant to which Pubco will acquire all the outstanding shares of Nevada Gold (“Merger”) in exchange for shares of Pubco Stock;

NOW, THEREFORE, for and in consideration of the premises and the covenants and promises contained herein, the parties hereto agree as follows:

1.      Definitions.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Pubco Subscription.

2.      Agreement to Transfer Shares.  Provided that Subscriber has subscribed for and purchases at the Closing shares of Pubco Stock for an aggregate purchase price of at least 10% of the purchase price paid by Subscriber in the Gold Run Subscription (the “Minimum Amount”), and provided that the Merger is consummated, Mathewson agrees that promptly after the closing of the Merger, he will convey and assign to Subscriber, free and clear of any lien, claim, charge or encumbrance, a number of shares of Pubco Stock (the “Assigned Shares”) equal to:

Minimum Amount (in dollars) × 10
$0.[25][50]

3.      Release.  Conditioned upon the Closing and the receipt by Subscriber of the Assigned Shares, Subscriber hereby covenants and agrees not to sue and fully, finally and forever completely releases Mathewson and Nevada Gold, along with its present and former officers, directors, stockholders, employees, agents, attorneys and representatives (collectively, the “Released Parties”) of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown which Subscriber has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whenever incurred or suffered by Subscriber, arising from, relating to, or in any way connected with, the Gold Run Subscription and any fact, event, transaction, action or omission, actual or alleged, that occurred or failed to occur in connection therewith.

4.      Representations and Warranties of Mathewson.  Mathewson hereby represents and warrants to the Subscriber the following as of the time of delivery to Subscriber of the Assigned Shares:

a.           Status, Organization and Qualification.  Mathewson has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder.  Pubco is a corporation duly organized and validly existing under the laws of the State of Delaware.  Pubco has all requisite power and authority to carry on its business as currently conducted.  Pubco is duly qualified to transact business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a material adverse effect on Pubco’s business, properties or financial condition (a “Material Adverse Effect”).

b.           Enforceability.  This Agreement, assuming due execution by the parties hereto, will constitute the valid and legally binding obligations of Mathewson, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

c.           Title to and Valid Issuance of the Common Stock.  At the time of delivery to Subscriber of the Assigned Shares hereunder, (i) Mathewson will be the record and beneficial owner of the Assigned Shares and will have sole power over the disposition of the Assigned Shares, (ii) the Assigned Shares (A) will not be subject to any mortgage, pledge, lien, lease, encumbrance or charge and (ii) will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws.

d.           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Mathewson is required in connection with the assignment of the of the Assigned Shares hereunder, except for the following: (i) the filing of such notices as may be required under the Securities Act and (ii) the compliance with any applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.

e.           Litigation.  There are no actions, suits, proceedings or investigations pending or, to Mathewson’s knowledge, threatened before any court, administrative agency or other governmental body against Mathewson which question the validity of this Agreement, or the right of Mathewson to enter into this Agreement, or to consummate the transactions contemplated hereby, or which would reasonably be expected to have a Material Adverse Effect.  Pubco is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to have a Material Adverse Effect.

f.           Compliance with Other Instruments.  Pubco is not in violation or default of any provision of its Certificate of Incorporation or By-Laws, each as in effect on the date hereof, except for such failures as would not reasonably be expected to have a Material Adverse Effect.  Pubco is not in violation or default of any provision of any material instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would reasonably be expected to have a Material Adverse Effect.  To the best of Mathewson’s knowledge, Pubco is not in violation or default of any provision of any federal, state or local statute, rule or governmental regulation which would reasonably be expected to have a Material Adverse Effect.  The assignment of the Assigned Shares hereunder will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Pubco pursuant to any such provision.

g.           Certain Registration Matters.  Assuming the accuracy of the Subscriber’s representations and warranties set forth in this Agreement and the Pubco Subscription, and the representations and warranties made by all other purchasers of Shares in the Offering, no registration under the Securities Act is required for the assignment of the Assigned Shares by Mathewson to the Subscriber hereunder.

h.           No General Solicitation.  Neither Pubco, Mathewson nor any person acting on behalf of Pubco or Mathewson has offered or sold any of the Assigned Shares by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act).

5.      Representations and Warranties of Subscriber. The Subscriber makes to Mathewson the same representations and warranties as the representations and warranties that the Subscriber makes to Pubco in the Pubco Subscription, with references to the “Shares” therein being deemed to be to the Assigned Shares, and references to the “Company” therein being deemed to be to Pubco.

6.      Transfer Restrictions.  The Subscriber acknowledges and agrees with Mathewson the matters set forth in Section 6 of the Pubco Subscription, with references to the “Shares” therein being deemed to be to the Assigned Shares, and references to the “Company” therein being deemed to be to Pubco.

7.      Assignment of Rights.  The Subscriber may not assign its rights under this Agreement to any party without the prior written consent of Mathewson, and provided that any permitted assignee agrees in writing to become subject to the terms of this Agreement.

8.      Indemnification.  The Subscriber agrees to indemnify and hold harmless Mathewson and its respective officers, directors, employees, agents, control persons and affiliates from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the Subscriber of any covenant or agreement made by the Subscriber herein or in any other document delivered in connection with this Agreement.

9.      Irrevocability; Binding Effect.  The Subscriber hereby acknowledges and agrees that the subscription hereunder is irrevocable by the Subscriber, except as required by applicable law, and that this Agreement shall survive the death or disability of the Subscriber and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.  If the Subscriber is more than one person, the obligations of the Subscriber hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein shall be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators, successors, legal representatives and permitted assigns.

10.     Modification.  This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

11.     Notices.  All notices or other communications which are required or permitted under this Agreement shall be in writing and sufficient if transmitted by hand delivery, by facsimile transmission, by registered or certified mail, postage pre-paid, by electronic mail, or by nationally recognized overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered (i) if transmitted by hand delivery, as of the date delivered, (ii) if transmitted by facsimile or electronic mail, as of the date so transmitted with an automated confirmation of delivery, (iii) if transmitted by nationally recognized overnight carrier, as of the business day following the date of delivery to the carrier, and (iv) if transmitted by registered or certified mail, postage pre-paid, on the third business day following posting with the U.S. Postal Service: (a) if to Mathewson, at the address set forth above, or (b) if to the Subscriber, at the address set forth on the signature page hereof (or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10).

12.     Assignability.  This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Subscriber and the transfer or assignment of the Assigned Shares shall be made only in accordance with all applicable laws.

13.     Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles thereof relating to the conflict of laws.

14.     Arbitration.  The parties agree to submit all controversies to arbitration in accordance with the provisions set forth below and understand that:

(a)           Arbitration is final and binding on the parties.

(b)           The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c)           Pre-arbitration discovery is generally more limited and different from court proceedings.

(d)           The arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited.

(e)           The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(f)           All controversies which may arise between the parties concerning this Agreement shall be determined by arbitration pursuant to the rules then pertaining to the Financial Industry Regulatory Authority in New York City, New York. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered.  Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement.  The parties agree that the determination of the arbitrators shall be binding and conclusive upon them.

15.     Blue Sky Qualification.  The assignment of Assigned Shares under this Agreement is expressly conditioned upon the exemption from qualification of the offer and sale of the Assigned Shares from applicable federal and state securities laws.  Neither Pubco nor Mathewson shall be required to qualify this transaction under the securities laws of any jurisdiction.

16.     Use of Pronouns.  All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

17.     Confidentiality.  The Subscriber acknowledges and agrees that any information or data the Subscriber has acquired from or about Pubco, not otherwise properly in the public domain, including, without limitation, the business summary of Pubco, was received in confidence.  The Subscriber agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of Pubco or for the benefit of any other person, or misuse in any way, any confidential information of Pubco, including any scientific, technical, trade or business secrets of Pubco and any scientific, technical, trade or business materials that are treated by Pubco as confidential or proprietary, including, but not limited to, ideas, discoveries, inventions, developments and improvements belonging to Pubco and confidential information obtained by or given to Pubco about or belonging to third parties.

18. Miscellaneous.

(a)           This Agreement constitutes the entire agreement between the Subscriber and Mathewson with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b)           The representations and warranties of Mathewson and the Subscriber made in this Agreement shall survive the execution and delivery hereof and delivery of the Assigned Shares.

(c)           Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

(d)           This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(e)           Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

(f)           Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

(g)           The Subscriber acknowledges that the consummation of the Merger is not certain and is subject to negotiation of a definitive merger agreement and related documentation, which, if entered into, will contain substantive conditions to closing, including conditions that may be beyond the control of any party, and that if for any reason the Merger is not consummated and the Assigned Shares are never delivered for that reason, Mathewson shall have no further obligation or liability to the Subscriber hereunder, nor shall such fact impair or affect any obligations or rights of the Subscriber or Pubco under the Pubco Subscription.  Mathewson is entering into this Agreement in his individual capacity and not as a director, officer or agent of Pubco, Pubco is not a party hereto and Pubco shall have no obligation or liability hereunder.

19.    Public Disclosure.  Neither the Subscriber nor any officer, manager, director, member, partner, stockholder, employee, affiliate, affiliated person or entity of the Subscriber shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to Mathewson without Mathewson’s express prior approval.  Mathewson has the right to withhold such approval in its sole discretion.

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IN WITNESS WHEREOF, each of Mathewson and the Subscriber has duly executed this Agreement and Release.

David Mathewson

____________________________

SUBSCRIBER (individual)	SUBSCRIBER (entity)

Signature	Name of Entity

Print Name	Signature

Print Name:
Signature (if Joint Tenants or Tenants in Common)
Title:

Address of Principal Residence:	Address of Executive Offices:

Social Security Number(s):	IRS Tax Identification Number:

Telephone Number:	Telephone Number:

Facsimile Number:	Facsimile Number:

E-mail Address:	E-mail Address: